Exhibit 10.3.1

AMENDMENT NUMBER ONE

TO THE 2008 RESTATEMENT OF THE

AMERICAN BAR ASSOCIATION MEMBERS RETIREMENT PLAN

(Basic Plan Document No. 01)

WHEREAS, ABA Retirement Funds (“ABA/RF”) sponsors the American Bar Association Members Retirement Plan (the “Plan”), a master plan for adoption by Employers who desire to establish or continue tax-qualified retirement plans for themselves and their eligible employees;

WHEREAS, pursuant to Section 13.1(b) of the Plan, ABA/RF has the right to amend the Plan in whole or in part at any time; and

WHEREAS, ABA/RF desires to amend the Plan to reflect certain changes in the regulations promulgated under section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power of amendment contained in Section 13.1(b) of the Plan, the Plan is hereby amended, effective for Plan Years beginning on or after July 1, 2007, as follows:

1. DEFINITION OF 415 SAFE-HARBOR COMPENSATION. Section 2(11)(a)(3) of the Plan is amended in its entirety to read as follows:

(3) 415 Safe-Harbor Compensation. Wages, salaries and fees for professional services and other amounts received (without regard to whether paid in cash) or made available during the Plan Year for personal services actually rendered in the course of employment with the Employer to the extent that such amounts are includible in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a “nonaccountable plan” as described in Income Tax Regulations Section 1.62-2(c)), and excluding:

(A) Employer contributions to a plan of deferred compensation (including a simplified employee pension described in section 408(k) of the Code or a simple retirement account described in section 408(p) of the Code) which are not includible in the Employee’s gross income for the taxable year in which contributed, and any distributions from a plan of deferred compensation;

(B) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(C) Amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option;

(D) Other amounts that received special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in section 125 of the Code); and

(E) Other items of remuneration that are similar to any of the items listed in Subsections (3)(A) through (3)(D) above.

2. TIMING OF AMOUNTS INCLUDED IN COMPENSATION. Section 2(11)(c) of the Plan is amended in its entirety to read as follows:

(c) Compensation shall include only compensation that is actually paid or made available to the Participant (or, if earlier, includible in the gross income of the Participant) within the Plan Year, which shall be the determination period under section 414(s) for the purpose of calculating each Participant’s Compensation. Notwithstanding the foregoing sentence, Compensation may include amounts which are earned during a Plan Year but not paid during such Plan Year due solely to timing of pay periods and pay dates if the Employer maintaining the Employer Plan includes such amounts on a uniform and consistent basis with respect to all similarly situated Participants, such amounts are paid in the first few weeks of the next Plan Year and such amounts are not included in more than one Plan Year. In the case of a Participant who terminates employment during the Plan Year, Compensation shall include amounts paid after such Participant’s termination of employment if such amounts (i) are paid by the later of 2 1/2 months after termination of employment and the end of the Plan Year that includes the date of termination of employment and (ii) are payments of regular compensation for services performed during the Participant’s regular working hours or outside of such working hours, such as overtime, commissions, bonuses, and other similar payments that would have been paid to the Participant prior to a termination of employment if the Participant had continued in employment with the Employer, provided the Employer has not elected to exclude such amounts from Compensation in the Adoption Agreement.

3. DEFINITION OF HIGHLY COMPENSATED EMPLOYEE. The first paragraph of Section 2(28) of the Plan is amended in its entirety to read as follows:

(28) Highly Compensated Employee. For a Plan Year, any Employee who (A) is a 5%-owner (as determined under section 416(i) of the Code) at any time during the current Plan Year or the prior Plan Year or (B) was paid compensation (as defined below) in excess of $80,000 (as adjusted for increases in the cost of living in accordance with section 414(q)(1) of the Code) from an Employer for the prior Plan Year. Notwithstanding the foregoing, if elected by the Employer in the Adoption Agreement a Highly Compensated Employee is any Employee described in clause (A) or who was paid compensation (as defined below) in excess of the limitation described in clause (B) for the calendar year beginning with or within the prior Plan Year and, if also elected by the Employer in the Adoption Agreement, was in the top 20% of employees for the prior Plan Year (or the calendar year beginning with or within the prior Plan Year, if the other election in this subsection (28) is also made by the Employer) based on compensation. For purposes of this subsection 2(28) of the Plan, compensation shall mean compensation as defined in section 415(c)(3) of the Code; provided, however, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include any amounts paid to such nonresident alien which are (i) excludable from gross income and (ii) not effectively connected with the conduct of a trade or business within the United States.

4. EXCESS ELECTIVE CONTRIBUTIONS. The last sentence of Section 4.2(f) of the Plan is amended in its entirety to read as follows:

Notwithstanding the provisions of this paragraph, any such Excess Elective Contributions shall not be treated as “annual additions” for purposes of Article 5 to the extent such Excess Elective Contributions are distributed in accordance with Income Tax Regulations Section 1.402(g)-1(e)(2) or (3) and shall be included in Section 4.2(d) to the extent required by Income Tax Regulations.

5. DISPOSAL OF EXCESS ANNUAL ADDITIONS. Section 5.5(b) of the Plan is amended in its entirety to read as follows:

(b) Disposal of Excess Amount. Unless the Employer specifies another method for limiting the aggregate annual additions in the Adoption Agreement, if the amount to be allocated to a Participant’s Accounts pursuant to this Article 5 for a Plan Year would exceed the limitations set forth in Section 5.4, such excess allocation shall be corrected in accordance with the Employee Plans Compliance Resolution System of the Internal Revenue Service. Such excess allocations shall be deemed (i) any Post-Tax Employee Contributions (plus any earnings allocable thereto) for such Plan Year, (ii) any Roth 401(k) Contributions (plus any earnings allocable thereto) for such Plan Year, (iii) any Pre-Tax Elective Contributions (plus any earnings allocable thereto) for such Plan Year, (iv) any other amounts in such Participant’s Roth 401(k) Contribution Account, (v) any other amounts in such Participant’s 401(k) Salary Deferral Account and (vi) any amounts in such Participant’s other Accounts, in that order.

6. DEFINITIONS FOR PURPOSES OF EXCESS ANNUAL ADDITIONS. Section 5.6 of the Plan is amended by (a) substituting a comma for a semi-colon at the end of Subsection (iv) thereof, (b) deleting the word “and” where it appears at the end of Subsection (v) thereof and (c) deleting Subsection (vi) thereof in its entirety and substituting the following Subsections:

(vi) mandatory employee contributions (as defined in section 411(c)(2)(C) of the Code) to a defined benefit plan, regardless of whether such plan is subject to the requirements of section 411 of the Code, and

(vii) annual additions under an annuity contract described in section 403(b) of the Code.

7. TOP HEAVY REQUIREMENTS. Section 12.1(c) of the Plan is amended by adding the phrase “; provided, however, with respect to a nonresident alien who is not a Participant in the Plan, annual compensation shall not include any amounts paid to such nonresident alien which are (i) excludable from gross income and (ii) not effectively connected with the conduct of a trade or business within the United States” at the end of the second sentence thereof.

IN WITNESS WHEREOF, ABA/RF has caused this instrument to be executed by a duly authorized officer this 5th day of June, 2008.

ABA RETIREMENT FUNDS

By:	/s/ Earle F. Lasseter

Its:	President

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